Exhibit 99.1

Optimer Pharmaceuticals Reports Second Quarter 2011 Financial Results

SAN DIEGO, CA - August 4, 2011 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced its financial results for the quarter ended June 30, 2011.

Optimer reported net loss for the second quarter of 2011 of $24.2 million, or ($0.52) per share on both a basic and diluted basis, as compared to a net loss for the second quarter of 2010 of $10.1 million, or ($0.26) per share on both a basic and diluted basis.  The increase in net loss was primarily due to increases in marketing, research and development, and general and administrative expenses related to the U.S. approval and third quarter launch of DIFICID™.

Marketing expenses for the second quarter of 2011 increased $6.3 million compared to the second quarter of 2010 due to Optimer’s efforts to establish a commercial infrastructure and prepare for the launch of DIFICID, including the hiring of approximately 100 marketing and sales staff.  General and administrative expenses increased $3.8 million compared to the second quarter of 2010, primarily because of higher compensation expense due to additional headcount as well as higher recruitment, consulting, facilities and legal expenses.  Research and development expenses increased $4.2 million compared to the second quarter of 2010 due to higher health economics research, pharmacovigilance, medical affairs and publication expenses, as well as higher research and development expenses by OBI associated with the OPT-822 Phase 2/3 trial in breast cancer.

As of June 30, 2011, Optimer held cash, cash equivalents and short-term investments of $157.8 million and had 46,602,501 shares outstanding.

“The second quarter culminated with the FDA approval of DIFICID for the treatment of C. difficile-associated diarrhea, or CDAD, in patients over the age of 18, which includes clear differentiation and superiority over oral vancomycin in sustained clinical response 25 days after the end of therapy,” said Pedro Lichtinger, President and CEO of Optimer.  “Our success with the FDA approval and the recent launch of DIFICID can be attributed to thorough preparation and execution by our team. We remain highly focused on the successful introduction of DIFICID to physicians and patients, and on establishing DIFICID, based on the clinical experience to date, as the preferred treatment for CDAD patients.”

Second Quarter and Recent Highlights

•                  On May 27, the U.S. Food and Drug Administration approved Optimer’s antibacterial drug DIFICID™ (fidaxomicin) Tablets for the treatment of CDAD in adults 18 years of age and older. CDAD is a significant medical problem in hospitals and long-term care facilities, and is beginning to emerge in the community among people previously at low risk for the disease.

•                  On July 18, Optimer announced the commercial launch of DIFICID™ Tablets for the treatment of CDAD in patients 18 years of age and older.

•                  Optimer entered into a co-promotion agreement with Cubist Pharmaceuticals to market DIFICID for the treatment of CDAD in the U.S. to help maximize the impact of, and de-risk, the commercial launch of DIFICID.

•                  Optimer also presented additional data analysis from the DIFICID Phase 3 clinical trials highlighting risk factors associated with negative outcomes in patients with CDAD such as advanced age and immunosuppression. Data were presented at key scientific conferences including the European Congress of Clinical Microbiology and Infectious Diseases, Digestive Disease Week and the Annual Meeting of the American Geriatric Society.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer developed and is commercializing DIFICID™ (fidaxomicin) tablets, an FDA-approved antibacterial drug for the treatment of adult patients with Clostridium difficile-associated diarrhea (CDAD). Optimer has filed a marketing authorization application with the European Medicines Agency for fidaxomicin. Optimer’s clinical pipeline includes Pruvel™, a product in the fluoroquinolone class of antibiotics that has completed Phase 3 trials as a treatment for infectious diarrhea. Additional information can be found at http://www.optimerpharma.com.

Forward Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to Optimer’s plans to commercialize DIFICID, including with its co-promotion partner, the incidence of CDAD, and Optimer’s expectations regarding the impact of the commercial launch of DIFICID. Words such as “believes”, “would”, “anticipates”, “plans”, “expects”, “may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release.  Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the implementation and continuation of Optimer’s co-promotion agreement with Cubist, Optimer’s and Cubist’s ability to commercialize DIFICID according to Optimer’s expected scope and timelines, the ability of Optimer and its third party contractors to manufacture and supply sufficient quantities of DIFICID in accordance with Good Manufacturing Practices to meet demand, whether healthcare professionals will prescribe DIFICID, whether DIFICID will receive reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID will be accepted on hospital formularies, Optimer’s ability to successfully manage a sales and marketing organization and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts:

Optimer Pharmaceuticals, Inc.
David Walsey, Vice President, Investor Relations and Corporate Communications

858-909-0736

Canale Communications, Inc.
Jason I. Spark, Senior Vice President
619-849-6005

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Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Revenues:
Licensing	$—	$—	$69,165,000	$—
Research grants	33,294	357,436	144,933	654,873
Total revenues	33,294	357,436	69,309,933	654,873
Cost and expenses:
Cost of licensing	—	—	4,273,532	—
Research and development	10,570,636	6,419,251	19,041,145	17,780,830
Marketing	6,974,322	656,464	10,407,915	925,058
General and administrative	7,506,525	3,686,442	15,786,707	6,075,154
Total operating expenses	25,051,483	10,762,157	49,509,299	24,781,042
Income (loss) from operations	(25,018,189)	(10,404,721)	19,800,634	(24,126,169)
Interest income and other, net	95,860	53,719	119,102	78,497
Consolidated net income (loss)	$(24,922,329)	$(10,351,002)	$19,919,736	$(24,047,672)
Net loss attributable to noncontrolling interest	683,483	290,105	974,288	491,020
Net income (loss) attributable to Optimer Pharmaceuticals, Inc.	$(24,238,846)	$(10,060,897)	$20,894,024	$(23,556,652)
Net income (loss) per share - basic	$(0.52)	$(0.26)	$0.47	$(0.64)
Net income (loss) per share - diluted	$(0.52)	$(0.26)	$0.46	$(0.64)

Weighted average number of shares used to compute net income (loss) per share - basic	46,479,395	38,306,910	44,581,010	36,663,380

Weighted average number of shares used to compute net income (loss) per share - diluted	46,479,395	38,306,910	45,447,261	36,663,380

Optimer Pharmaceuticals, Inc. Condensed Consolidated Balance Sheets

			June 30	December 31,
			2011	2010
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents			$61,402,529	$19,861,924
Short-term investments			96,391,742	29,553,506
Research grant and other receivables			78,957	53,552
Inventory			1,369,482	—
Prepaid expenses and other current assets			5,843,511	463,307
Total current assets			165,086,221	49,932,289
Property and equipment, net			2,172,443	697,683
Long-term investments			882,000	882,000
Other assets			1,242,523	508,190
Total assets			$169,383,187	$52,020,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable			$6,738,492	$2,307,820
Accrued expenses			5,080,679	2,385,046
Total current liabilities			11,819,171	4,692,866
Deferred rent			183,515	141,138
Stockholders’ equity			157,380,501	47,186,158
Total liabilities and stockholders’ equity			$169,383,187	$52,020,162